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                                                                       EXHIBIT 8

                             AMENDMENT NO. 4 TO THE
                                RIGHTS AGREEMENT
                            OF PICTURETEL CORPORATION


       This Amendment No. 4, dated as of June 15, 2001, amends the Rights Agreement dated as of March 25, 1992 (as amended to date, the "RIGHTS AGREEMENT"), between PictureTel Corporation, a Delaware corporation (the "COMPANY") and Fleet National Bank (f/k/a BankBoston, N.A., f/k/a First National Bank of Boston), as Rights Agent. Capitalized terms which are used herein without definition and which are defined in the Rights Agreement shall have the respective meanings assigned to such terms in the Rights Agreement.

                              W I T N E S S E T H:

       WHEREAS, on March 25, 1992, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company's Junior Preference Stock;

       WHEREAS, on March 25, 1992, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Dividend Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Dividend Record Date and the Distribution Date;

       WHEREAS, the Distribution Date has not occurred; and

       WHEREAS, pursuant to Section 27 of the Rights Agreement, the Continuing Directors have approved an amendment of certain provisions of the Rights Agreement as set forth below.

       NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

       1. The definition of "Exempt Person" in Section 1(v) is hereby amended by adding the following at the end of Section 1(v) immediately after Section 1(v)(iii):

            "and (iv) Polycom, Inc. and any of its Affiliates solely to the extent that any such Person is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of the issuance or execution of, or the consummation of the transactions contemplated by, each of the Note Agreement (as defined in the Agreement and Plan of Merger dated as of May 24, 2001, by and among the Company, Polycom, Inc. and Pharaoh Acquisition Corp. (the "Merger Agreement")) and the Convertible Notes (as defined in the Merger

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            Agreement), including, but not limited to, the conversion of the
            Convertible Notes."

       2. A new Section 36 is hereby added to add the following:

            "Notwithstanding any provision in the contrary in this Agreement, no holder of any Right shall be entitled to exercise such Right under or be entitled to any Right pursuant to, any sections of this Agreement, in any case by reason of the issuance or execution of the Convertible Notes or the Note Agreement or the consummation of any of the transactions contemplated thereby, including, without limitation, the conversion of the Convertible Notes."

       3. EFFECT OF AMENDMENT. Except as expressly amended hereby, the Rights Agreement, as amended to the date hereof, shall remain in full force and effect.

       4. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of said state applicable to contracts made and to be performed entirely within said state.

       5. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


         [THE REMAINDER OF THE PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]


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       IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Rights Agreement to be duly executed as of the day and year first above written.


                                       PICTURETEL CORPORATION


                                       By: /s/ DALTON EDGECOMB
                                          -------------------------------------
                                          Title: Vice President and
                                                 Chief Financial Officer


Attest:

By: /s/ ANNMARIE WIXON
   --------------------------------


                                       FLEET NATIONAL BANK


                                       By: /s/ MARGARET PRENTICE
                                          -------------------------------------
                                          Title: Managing Director


Attest:

By:  /s/ PATRICIA A. DELUCA
   --------------------------------


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